                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), dated as of January 1, 1999, is entered into by and between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and Paul David Miller (the "Executive").

                                   RECITALS:

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to enter into the employment of the Company, upon the terms and conditions and in the capacities set forth herein;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

     1. Employment and Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, as Chairman of the Board and Chief Executive Officer of the Company for a term (the "Term of Employment") beginning on January 1, 1999 (the "Effective Date") and ending on March 31, 2002 ("Expiration Date"). Notwithstanding the foregoing, if either party gives a valid Notice of Termination pursuant to Section 6 hereof, the Term of Employment shall not extend beyond the Expiration Date specified in such Notice of Termination.

     2.   Scope of Employment.

          (a) During the Term of Employment, the Executive shall have and may exercise all the powers, duties and functions as are normal and customary for the Chairman of the Board and Chief Executive Officer and that are consistent with the responsibilities set forth with respect to such positions in the Company's bylaws. The Executive shall also perform such other duties not inconsistent with such positions as are assigned to him, from time to time, by the Board of Directors of the Company (the "Board"). During the Term of Employment, the Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

          (b) During the Term of Employment, the Executive agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Company.

     3. Compensation. During the Term of Employment, in consideration of the Executive's services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof, and in consideration of the Executive's agreements set forth in any confidentiality or non-competition agreement between the Executive and the
Company:

          (a) The Executive shall receive a salary at the rate of $600,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices, but not less than monthly), which amount shall be subject to review by the Board from time to time and may be adjusted at its discretion, provided that such salary may not be reduced at any time. In addition, the Company shall reimburse the Executive for his reasonable and documented expenses incurred in connection with the business of the Company in accordance with the Company's normal procedures.

          (b) The Executive shall receive a grant of 13,000 shares of restricted Common Stock of the Company ("Common Stock"). The shares shall vest and unrestricted stock certificates shall be delivered to the Executive with respect to one-third of such shares on January 1st of each of the three years after the Effective Date during the Term of Employment, less shares withheld for income tax purposes. The Company shall promptly deliver certificates for all such vested and unrestricted shares to the Executive. The Executive's rights shall terminate immediately with respect to all remaining unvested shares if the Executive's employment terminates.

          (c) The Executive shall receive options to purchase 150,000 shares of Common Stock under the Company's 1990 Equity Incentive Plan, as amended to date, which options shall have a grant date of January 1, 1999, and shall be subject to the terms of the Plan's standard non-qualified stock option agreement between the Company and the Executive relating thereto. The exercise price of the options shall be the average of the closing bid and asked prices of the Company's Common Stock on December 31, 1998. The options shall vest and become exercisable with respect to 50,000 shares of Common Stock on January 1st of each of the three years after the Effective Date during the Term of Employment.

          (d) The Executive shall be entitled to participate in certain long-term performance incentive programs and to receive Performance Shares (as defined herein) in connection therewith. Performance Shares are shares of Common Stock that become payable at a certain future date if certain performance goals are achieved. Each Performance Share grant will define the number of Performance Shares to be granted for performance that corresponds to "threshold," "target" and "outstanding" performance. Performance less than "threshold" results in no shares earned and paid; the actual number of shares earned and delivered for performance between "threshold" and "outstanding" is based on linear interpolation; the maximum shares available for payment is the number of shares corresponding to "outstanding" performance. Initial grants to the Executive shall be as follows:

         Grant #1          Measurement: FY00 EPS

                           FY00 EPS          Shares earned/paid
                           --------          ------------------

         Threshold         5.18              1,000 shares
         Target            6.10              2,000 shares
         Outstanding       6.99              4,000 shares

         Grant #2          Measurement: FY00 + FY01 Average EPS

                           FY00/01 EPS      Shares earned/paid
                           -----------      ------------------

         Threshold         5.57             1,000 shares
         Target            6.55             2,000 shares
         Outstanding       7.26             4,000 shares

The Executive will be entitled to participate in any future long-term performance incentives offered to other executive officers.

          (e) All shares delivered to the Executive pursuant to this paragraph 3 or otherwise pursuant to this Agreement shall be subject to such conditions on transfer as may be required under the Securities Act of 1933, as amended (the "Act") and may bear a legend to such effect.

          (f) The Company shall pay the Executive an annual incentive bonus ("Incentive Bonus") in each fiscal year of the Company during which the Executive is (1) employed by the Company for at least three months during such fiscal year, and (2) the Company's performance during that fiscal year equals or exceeds the performance goals set by the Board for such fiscal year. The Incentive Bonus will be paid at the same time such bonuses are paid to other executive officers of the Company. The Incentive Bonus for each applicable fiscal year shall consist of $400,000 in cash if the Company achieves the performance goals set by the Board for such fiscal year and, $800,000 if and to the extent the Company achieves a level of performance defined by the Board as "outstanding" (or a prorated amount if the Executive is employed for less than 12 months during the fiscal year). Beginning with fiscal year 2000, any Incentive Bonus payable in excess of $400,000 shall be payable in newly issued shares of Common Stock until such time as the Executive owns a number of shares of Common Stock equal to the Ownership Target. For purposes hereof, "Ownership Target" on a given day shall mean that number of shares of the Company's Common Stock equal to four times the quotient of $600,000 divided by the closing price of the Company's Common Stock on the immediately preceding trading day. Notwithstanding the foregoing, for the fiscal year ending March of 1999, the Company shall pay an Incentive Bonus of $100,000 payable on the date hereof, such amount to be equitably adjusted by the Board in its discretion to the extent the Company exceeds its performance targets for the fiscal year ending March, 1999.

     4.   Additional Compensation and Benefits.

          (a) As additional compensation for the Executive's services under this Agreement between the Executive and the Company, during the Term of Employment, the Company agrees to provide the Executive with the non-cash benefits provided by the Company to its other officers and key employees as they may exist from time to time (other than stock options). Such benefits shall include such leave or vacation time (not less than five weeks), medical and dental insurance, the Company's basic term life insurance and other health care benefits, and retirement and disability benefits as may hereafter be provided by the Company in accordance with its policies. The Company's normal basic term life insurance policy provides a death benefit of $1,500,000 (or any lesser amount, at the Executive's election) payable to a beneficiary or beneficiaries selected by the Executive.

          (b) The Executive will be provided with retirement benefits, under the Aerospace Retirement Plan, based on combined Alliant Techsystems Inc. and Litton Industries, Inc. service and earnings. To the extent that any retirement benefits cannot be paid from the tax-qualified Company retirement plan, such benefits will be paid by the Company non-qualified supplemental employees retirement plan (SERP). Any non-qualified retirement benefit will be distributed based on a 10-year certain distribution alternative, unless the Executive elects a different distribution option at least one year prior to commencement of retirement.

          (c) The Executive, in his reasonable discretion, is authorized to participate in the Company's flexible Perquisite Program, which includes reasonable expenditures such as first class airfare upgrades, airline club memberships, staff entertainment, spousal travel, the purchase or lease of an automobile, a home security system and a home computer. Under the Program, the Company will reimburse the Executive quarterly for reasonable expenses incurred by the Executive in furtherance of the Company's business, provided that (i) the Company shall not reimburse the Executive for expenses to the extent of any income tax benefit realized by the Executive with respect thereto, (ii) amounts payable under this subsection (c) shall not exceed a total of $15,000 per annum (or other amount as may be determined by the Personnel and Compensation Committee) and (iii) such expenses are incurred in accordance with policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations and administrative pronouncements.

          (d) The Company will pay up to $15,000 during calendar year 1999 and $10,000 during any calendar year thereafter during the term of Employment (such amount to be pro rated in the case of a partial calendar year) for financial counseling services for the Executive. The Company will also pay to the Executive an amount (if any) which is necessary to put the Executive in the same position with respect to his total federal, state and local income liability as he would have been in had the payments under this paragraph (d) not been made.

     5. Relocation Expenses. In connection with and subject to the continuation of the Executive's employment by the Company during the periods in which such expenses are incurred by the Executive:

          (a) The Company shall pay 100% of the Executive's reasonable costs in moving the Executive, his family and possessions from the Executive's home in Keswick, Virginia to a home in the Minneapolis, Minnesota metropolitan area. The Company shall also pay the reasonable temporary living expenses of the Executive and his family in Minnesota while searching for a new home. All payments pursuant to this paragraph (a) shall be increased to the extent necessary so that the amount received by the Executive net of all applicable federal, state and local income taxes is equal to the cost or expense being reimbursed.

          (b) The Company shall reimburse the Executive for real estate commissions and other reasonable closing costs and reasonable attorney's fees customarily borne by sellers in connection with the sale of the Executive's home in Keswick, Virginia.

          (c) Pursuant to the Company's Home Purchase Option Program, the Company agrees either (i) to purchase the Executive's existing home in Keswick, Virginia at his original purchase price or (ii) to pay the Executive the difference between the sale price of such home and the Executive's original purchase price as set forth in the Program.

          (d) The Company shall pay the closing costs and reasonable attorney's fees incurred by the Executive in connection with purchase of the Executive's home in the Minneapolis, Minnesota area.

          (e) The Company shall pay 100% of the Executive's reasonable costs in moving the Executive, his family and possessions from the Executive's home in Minneapolis, Minnesota area at the conclusion of the Term of Employment to a home selected by the Executive anywhere in the continental United States. All payments pursuant to this paragraph (e) shall be increased to the extent necessary so that the amount received by the Executive net of all applicable federal, state and local taxes is equal to the cost or expense being reimbursed.

          (f) The Company shall reimburse the Executive for real estate commissions and other reasonable closing costs and reasonable attorney's fees customarily borne by sellers in connection with the sale of the Executive's home in the Minneapolis, Minnesota area at the conclusion of the Term of Employment, and pay the Executive the difference between the sale price of such home and the Executive's original purchase price (if higher).

          (g) Alternatively to (f) above, at the option of the Executive, the Company will purchase the Executive's existing home in the Minneapolis, Minnesota area. Under this paragraph (g), the purchase price of the Executive's home shall be the greater of an amount determined according to the Company's Home purchase Option Program, or the Executive's original purchase price.

     6.   Termination.

          (a)  General.  The Executive's employment hereunder shall
               -------
automatically terminate on the earlier of his death or the Expiration Date. The Executive may, at any time prior to the Expiration Date, terminate his employment hereunder for any reason by delivering a Notice of Termination (defined below) to the Board. The Company may, at any time prior to the Expiration Date, terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive, provided that in no
                                                        --------
event shall the Company be entitled to terminate the Executive's employment prior to the Expiration Date unless the Board shall duly adopt by the affirmative vote of a least a majority of the entire membership of the Board, a resolution authorizing such termination and stating whether such termination is for Cause (defined below). As used in this Agreement, "Notice of Termination" means a notice in writing purporting to terminate the Executive's employment in accordance with this Section 6, which notice shall (i) specify the effective date of such termination (not prior to the date of such notice) and (ii) in the case of a termination by the Company for Cause or Disability or a termination by the Executive for Good Reason or Disability, set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis for such termination.

          (b)  Automatic Termination on Expiration Date or Death. In the event
               -------------------------------------------------
the Executive's employment hereunder shall automatically terminate on the Expiration Date or as a result of the Executive's death, the Executive shall only be entitled to receive, to the extent applicable, (i) all unpaid compensation accrued as of the termination date pursuant to Section 3 hereof,
(ii) all unused vacation time accrued by the Executive as of the termination date, (iii) all amounts owing to the Executive under Sections 4(b) and (c) hereof and (iv) those benefits under Section 4 which are required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other laws. The amounts described in clauses (i), (ii) and (iii) of the foregoing sentence shall be paid to the Executive in a lump sum payment promptly after the Expiration Date.

          (c)  Termination by Company for Cause. If the Company terminates the
               --------------------------------
Executive's employment for Cause, the Executive shall only be entitled to receive the compensation and other payments described in paragraph (b) above, such compensation and other payments to be paid as if the Executive's employment had automatically terminated without the giving of any Notice of Termination. As used in this Agreement "Cause" shall mean (i) any material failure of the Executive to perform his duties specified in Section 2 of this Agreement (other any such failure resulting from the Executive's incapacity due to Disability) after written notice of such failure has been given to the Executive by the Board and such failure shall have continued for 30 days after receipt of such notice, (ii) gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by the Executive of any confidentiality or non-competition agreement between the Executive and the Company, or (iv) conviction of the Executive of a felony offense or a crime involving moral turpitude.

          (d)  Termination for Disability. To provide for the event the
               --------------------------
Executive's employment is terminated by either the Company or the Executive on account of Disability (defined below), the Company shall provide the Executive such disability benefits as may hereafter be provided by the Company in accordance with its policies, as they may exist from time to time. As used herein, "Disability" means any physical or mental condition of the Executive that (i) prevents the Executive from being able to perform the services required under this Agreement, (ii) has continued for at least 180 consecutive days during any 12-month period and (iii) is reasonably expected to continue.

          (e)  Termination Upon Change of Control. If the Executive's employment
               ----------------------------------
terminates either by the Company or by the Executive subsequent to a Change of Control, as defined in the Company's Income Security Plan, the Company shall pay the Executive the compensation and other payments, including vesting of restricted shares and stock options, described in the Plan.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of the Executive's employment under this Agreement shall be payable in accordance with such plan or program.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Venue and jurisdiction of any act or omission relating to this Agreement shall lie in Hennepin County, Minnesota.

     9. Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as has been furnished in writing by such party for whom the communication is intended. Any such notice be deemed to be given on the date so delivered.

     10. Severability. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

     11. Entire Agreement. This Agreement constitutes the sole agreement between the parties with respect to the employment of the Executive by the Company and supersedes any and all other agreements, oral or written, between the parties.

     12. Amendment and Waiver. This Agreement may not be modified or amended except by a writing signed by the parties hereto. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

     13. Assignment. This Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned or pledged. The Company may assign its rights under this Agreement to
(i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under common control with, or is controlled by the Company, provided that the Company will require
                                       --------
any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if not such succession had taken place.

     14. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above and intend that this Employment Agreement have the effect of a sealed instrument.

Date: 2 February 2000              Paul David Miller

                                   /s/ Paul David Miller
                                   ---------------------

                                   ALLIANT TECHSYSTEMS INC.


Date: February 2, 2000             /s/ Daryl L. Zimmer
                                   -------------------
                                   Name:  Daryl L. Zimmer
                                   Title: Vice President, General Counsel and
                                   Secretary